Exhibit 10.14

FORM OF SEVERANCE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of _________ between Allegro MicroSystems, LLC, a Delaware limited liability company (“Allegro”), and [NAME], [TITLE] (“Executive”).

WHEREAS, Allegro wishes to ensure that Allegro executives will continue to exert maximum effort toward the success of the Company and to continue their employment with Allegro, without undue concern regarding the security of their employment.

NOW, THEREFORE, the parties agree as follows:

1. Certain Definitions.

For purposes of this Agreement, certain terms shall have the meaning set forth below:

1.1 “Cause” means a good faith determination by the Board of Directors of Allegro MicroSystems, Inc. (“AMI”) of any one or more of the following: (a) Executive’s (x) continued or repeated failure or refusal (after prior written notice thereof from the Board of Directors of AMI and Executive’s failure to cure the same (if curable) within ten (10) calendar days of such written notice, and other than due to Executive’s disability) to substantially perform the duties required by Executive’s position with Allegro or any of its subsidiaries (it being understood that Executive’s failure to attain performance goals or targets or to otherwise fail to substantially perform the duties required by Executive’s position shall not constitute “Cause” hereunder if such failure is as a result of actions taken or not taken in good faith and with reasonable belief that such actions or omissions were in the best interests of AMI and its subsidiaries) or (y) failure or refusal to follow lawful directives of the Board of Directors of AMI; (b) gross negligence or willful misconduct (including unauthorized disclosure of material proprietary information) by Executive which results in a material detriment to AMI or any of its subsidiaries; (c) Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony that involves fraud or moral turpitude or that is perpetrated against AMI or any of its subsidiaries, their respective businesses or any of their respective assets, properties or personnel; or (d) a material breach by Executive of the Restrictive Covenants, this Agreement, or of any other written agreement with the Company to which Executive is a party.

1.2 The term “Company” means Allegro MicroSystems, LLC or any successor to Allegro, including without limitation any entity that acquires all or substantially all of Allegro’s assets or any entity into which Allegro merges.

1.3 The term “Company’s Governing Body” means the Board of Directors of AMI if the Company is then a subsidiary of AMI; if not, the board of directors of the Company if the Company is then a corporation or the board of managers or the managing member of the Company within the meaning of the applicable limited liability act if the Company is then a limited liability company; or, if none of the foregoing, the Company’s governing body under applicable law or its constituent documents.

1.4 The term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (a) a material reduction in Executive’s base salary paid or payable by the Company and/or any of its subsidiaries; or (b) a material reduction in the Target Bonus of Executive; (c) a material diminution in Executive’s authority, duties, responsibilities, or reporting relationship in connection with Executive’s employment with the Company; (d) the relocation of Executive’s principal work location in connection with his/her employment by the Company to a facility or location more than seventy-five (75) miles from Executive’s then present principal work location; or (e) the Company has materially breached this Agreement, including without limitation a failure to comply with the assignment to successor requirement in Section 8.

1.5 The term “Restrictive Covenants” means the restrictive covenants set forth in Executive’s grant agreement(s) between Executive and AMI under the Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan.

1.6 The term “Target Bonus” means the target bonus for a fiscal year as specified for Executive under Allegro’s Annual Incentive Plan, annual Sales Incentive Plan or any successor annual bonus plan maintained by the Company. In the event that a Target Bonus has not been established for a fiscal year because action has not yet been taken within such fiscal year to approve the annual bonus plan target pool and Target Bonuses, the Target Bonus shall be the same as Executive’s Target Bonus for the preceding fiscal year.

2. Severance Benefit and Health Care Continuation Benefit Following Termination without Cause.

2.1 Executive shall be entitled to a “Severance Benefit” as described in this Section 2 in the event that the Company terminates Executive’s employment without Cause and the Release described in Section 5 has become effective.

2.2 In the event of termination without Cause, the Severance Benefit shall be equal to the sum of the following (the “Severance Benefit”):

(a) 100% of Executive’s annual base salary on the termination date;

(b) 100% of Executive’s Target Bonus on the termination date; and

(c) a prorated bonus for the fiscal year in which termination occurs, determined by multiplying the Target Bonus on the termination date by a ratio equal to the number of completed days of employment in the fiscal year prior to and including the termination date divided by the total number of days in such fiscal year.

2.3 The applicable Severance Benefit shall be paid to Executive in a lump sum not later than fifteen (15) days following the termination date if the Release described in Section 5 has become effective. If the Release described in Section 5 has not become effective more than 15 days following the termination date, the Severance Benefit shall be paid not later than five (5) days after the Release becomes effective.

2.4 Payment of the Severance Benefit shall be subject to applicable withholding tax obligations.

2.5 In addition to the Severance Benefit, if Executive is a participant on the termination date in a group health plan of the Company that is subject to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, or similar state health care continuation coverage law (“COBRA”), Executive shall be entitled for up to twelve (12) months after the termination date to Company payment of the entire cost of COBRA health insurance continuation coverage for Executive and Executive’s covered dependents, subject to the following conditions. The Company shall notify Executive of the right to continue Executive’s health insurance coverage pursuant to COBRA. To the extent that Executive timely elects to accept continued health insurance coverage under COBRA, the Company shall either pay for directly or reimburse to Executive the full monthly cost of Executive’s COBRA coverage. If Executive desires to continue health care coverage under COBRA after becoming eligible for other health insurance coverage, Executive may do so for the balance of the applicable COBRA period at Executive’s expense consistent with the requirements of COBRA. Notwithstanding the foregoing, the Company shall not be required to provide Executive with the healthcare continuation coverage benefits in this Section 2.5 if doing so would result in the imposition of penalties or other adverse consequences to the Company pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, or any successor legislation or regulations thereunder. Payment of the health care continuation coverage benefit pursuant to this Section 2.5 shall be conditioned upon Executive’s timely execution of the Release described in Section 5 and the Release having become effective by its terms on or before the sixtieth (60th) day following Executive’s termination. Executive acknowledges that the provision of the COBRA benefit at the Company’s expense provided for in this Section 2.5 may be a taxable to the Executive.

2.6 If the Company, at the time of giving Executive notice of termination, specifies or requests a termination date later than the notice date, Executive shall not be required to accept a termination date that is more than two weeks after the date of notice of termination, and the failure to agree to a later termination date shall not be construed as a voluntary termination by Executive. The termination date for purposes of this Section 2, consistent with the preceding sentence, shall be the final day of employment of Executive by the Company.

3. AMI Stock Rights.

Executive’s rights with respect to AMI stock awards, stock options, stock appreciation rights, and/or stock units that Executive may own or have a conditional right to at the time of termination shall be determined in accordance with AMI’s Certificate of Incorporation, the Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan, the applicable grant agreements pursuant to which Executive acquired such rights and any other applicable governing documents, as any such documents may be amended from time to time. Notwithstanding any provision to the contrary in any such documents, for purposes of determining the extent to which Executive is vested in any such rights, termination of the Executive for Good Reason pursuant to Section 4 of this Agreement shall be treated in the same manner as a termination by the Company without Cause.

4. Voluntary Termination for Good Reason or Otherwise.

4.1 Executive shall be entitled to terminate employment with the Company and receive the Severance Benefit, the health care continuation benefit, and the stock rights as specified in Sections 2 and 3, upon the following conditions, provided that Executive timely executes the Release described in Section 5 and the Release becomes effective by its terms on or before the sixtieth (60th) day following Executive’s termination:

4.2 If an event constituting Good Reason occurs, and Executive gives the Company written notice within sixty (60) days following the event of Good Reason, detailing why Executive believes a Good Reason event has occurred, the Company shall have thirty (30) days after receipt of such written notice to remedy or cure the event of Good Reason. If the Company does not remedy or cure the event within such period and the event constitutes Good Reason as defined in this Agreement, Executive’s employment shall be deemed terminated for Good Reason at the end of such thirty-day cure period. Executive’s notice shall be delivered to the Company’s Governing Body.

4.3 The termination date for purposes of Section 4.2 shall be, if earlier than the expiration of the thirty-day cure period described in Section 4.2, the date that the Company gives written notice to Executive that the Company does not intend to cure the event of Good Reason.

4.3 If an event of Good Reason is (or includes) a material reduction in annual base salary or Target Bonus as described in Section 1.4(b), the applicable severance benefit shall be calculated on the basis of annual base salary and Target Bonus as the same existed immediately prior to such reduction.

4.4 In the absence of an event of Good Reason, termination by Executive for personal reasons if payment of the benefits hereunder is approved by the Company’s Governing Body upon the recommendation of the Compensation Committee of such Company’s Governing Body.

5. Release Requirement; Compliance with Restrictive Covenants.

5.1 As a prerequisite to the Company’s payment of the benefits and payments described in this Agreement, Executive shall have executed and delivered to the Company a general release of claims (“Release”), and the Release shall have become effective in accordance with its terms as specified in this Section 5 on or prior to the sixtieth (60th) day following Executive’s termination. The Release shall be substantially in the form attached as Exhibit A. The Company may modify the Release versus the form attached as Exhibit A in order to specify the amount of the Severance Benefit or other benefits, comply with changes in law, or reflect changes in relevant facts (such as the name of the Company). However, the Company shall not include any additional requirements or provisions in the Release, including without limitation any restrictive covenants concerning post-termination activities of Executive without Executive’s prior written consent.

5.2 The Company shall deliver the form of Release to Executive on or prior to the date of termination. Executive shall have at least twenty-one (21) days within which to consider the Release. Executive shall have up to seven (7) days after execution and delivery of the Release to revoke the Release. The Release shall not become effective until the revocation period has expired without revocation of the Release by Executive.

5.3 The health insurance continuation benefit described in Section 2.5 shall be provided to Executive on a monthly basis after the termination date on the assumption that the Release will become effective, provided that entitlement to such benefit shall expire if the Release does not become effective within sixty (60) days after the termination date and, in such case, Executive shall be required to promptly return amounts paid on his or her behalf to the Company.

5.4 Executive’s entitlement to receive and to retain the benefits and payments described in this Agreement shall be conditioned upon Executive’s compliance with the Restrictive Covenants, which Restrictive Covenants are hereby incorporated in their entirety as though fully set forth herein and which Restrictive Covenants shall survive any termination of Executive’s grant agreement(s) between Executive and AMI under the Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan.

6. Parachute Payments.

6.1 Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive or paid on Executive’s behalf (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement, any other plan, arrangement or agreement or otherwise) (all such payments and benefits, including the payments and benefits under Sections 2 and 4, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may be imposed by any taxing authority) (such excise tax or similar tax, the “Excise Tax”), then the Total Payments shall be reduced solely to the extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income or payroll taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local or payroll income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction is to occur pursuant to this Section 6.1, unless an affirmative election by Executive is permitted by (such that it would not result in taxation under) Section 409A of the Code, the reduction to the Total Payments shall be implemented in the following order: (i) cash severance payments under this Agreement; (ii) accelerated vesting of any equity-based awards; (iii) non-cash benefits under this Agreement; and (iv) any other payments or benefits under this Agreement or otherwise. If no reduction is to occur pursuant to this Section 6.1, the Total Payments shall be delivered and paid to Executive in full.

6.2 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of a qualified accounting firm or other advisor appointed or engaged by the Company with Executive’s prior written consent prior to any change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29) (the “Independent Advisors”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G of the Code. In the event that the Independent Advisors are serving as accountants, auditors or counsel for the individual, entity or group effecting the change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29), the Company shall appoint another qualified accounting firm or other advisor to make the determinations hereunder (which firms shall then be referred to as the “Independent Advisors” hereunder). All determinations hereunder shall be made by the Independent Advisors, who shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive. The determination of the Independent Advisors shall be final and binding upon the Company and Executive. The Company shall be responsible for all charges for the Independent Advisors. The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6.

6.3 Mitigation of Excise Tax. Notwithstanding anything contained in this Agreement or any other agreement between Executive and the Company or any of its subsidiaries to the contrary, Executive and the Company shall in good faith attempt to agree on steps to ensure that no payments to which Executive would otherwise be entitled to receive pursuant to this Agreement or any such other plan, arrangement or agreement will be “parachute payments” as defined in Section 280G(b)(2) of the Code and shall cooperate with each other to mitigate the impact of the Excise Tax and any potential reduction to payments or benefits provided under this Agreement, any other plan, arrangement or agreement or otherwise.

7. Exclusive Remedy.

Executive’s receipt of the Severance Payment and other consideration provided in this Agreement shall be in lieu of any benefits specified under any other severance policy maintained by the Company; any benefits pursuant to any other agreement or understanding between Executive and the Company relating to termination of employment; and any benefits under the Company’s Annual Incentive Plan or its successor for the fiscal year in which termination occurs. However, this Agreement shall not divest Executive of Executive’s right to distributions from Allegro’s Executive Deferred Compensation Plan or any right to vested benefits under the terms of the Company’s benefit plans, to be paid accrued wages and vacation through the termination date or to be reimbursed for properly substantiated business expenses in accordance with the Company’s expense reimbursement policy.

8. Successors and Assigns.

This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets. The Company shall require and cause any person, group or entity that acquires all or substantially all of the assets of the Company to accept a written assignment of this Agreement by the Company, and to acknowledge in such document that the acquiror accepts the assignment and undertakes to perform this Agreement in accordance with its terms.

9. Amended or Successor Agreements.

If requested by the Company, Executive will in good faith consider and negotiate an amended or a successor agreement in order to address revised circumstances (for example, the restructuring of the Allegro group of companies), providing that there is no diminution in the level of benefits available to Executive hereunder.

10. Miscellaneous Provisions.

10.1 Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be settled by binding arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association in Boston, Massachusetts or elsewhere by mutual agreement. The Company shall bear responsibility for all costs of arbitration and shall reimburse Executive for his or her reasonable attorneys' fees. Judgment may be entered on the arbitration award in any court having jurisdiction.

10.2 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New Hampshire.

10.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Executive and Company concerning the subject matter hereof and supersedes all prior negotiations or understandings between the parties, whether written or oral, including employment offer letters, concerning such matter.

10.4 Employment at Will. Executive’s employment with the Company shall remain at will. Nothing in the Agreement shall provide Executive with any right to continued employment with the Company for any specific period of time or interfere with or restrict the right of either Executive or the Company to terminate Executive’s employment at any time.

10.5 Application of Section 409A. The payments contemplated by this Agreement are intended to be exempt from, or to comply with the requirements of, Section 409A of the Code, and this Agreement shall be interpreted with that intent. Notwithstanding the foregoing, the tax treatment of amounts payable and benefits provided under this Agreement is not warranted or guaranteed, and neither the Company, nor any of its members, shareholders, employees, directors, officers, agents or affiliates, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or any other taxpayer as a result of this Agreement, including by reason of Section 409A or any similar State statute. Notwithstanding anything to the contrary in this Agreement, if at the time Executive’s employment terminates, Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of Executive’s separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, with respect to payments that are subject to Section 409A and that are payable upon or with reference to Executive’s termination of employment, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), from the Company, and the term “specified employee” means an individual determined by the Company to be a specified employee of the Company under Treasury regulation Section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. To the extent required by Section 409A, if the period for executing and not revoking the Release spans two taxable years, the Severance Benefit shall be paid in the second taxable year. Any tax gross up payment hereunder shall be made no later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities, or at such other specified time or schedule that may be permitted under Treas. Reg. Section 1.409A-3(i)(1)(v).

10.6 Proprietary Information. Nothing in this Agreement or the Release shall be construed as an elimination or waiver of Executive’s obligations not to disclose confidential or proprietary information to third parties as required by Company policy and any agreements between the Company and Executive that were executed during Executive’s employment with the Company.

10.7 Waiver; Amendment. No waiver of any breach of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver or amendment of this Agreement shall be effective unless set forth in a written document signed by Executive and an executive of the Company authorized by the Company’s Governing Body.

10.8 Notices. Any notices required or permitted by this Agreement shall be in writing, and may be transmitted by personal delivery, by courier service or by e-mail if receipt of such e-mail is acknowledged by the receiving party. Notices shall be addressed to the recipient’s principal business office.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ALLEGRO MICROSYSTEMS, LLC

[NAME] [TITLE]	[OFFICER] [COMPANY TITLE]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (“Release”) is made by _____________________ (“Executive”), a resident of ___________________,_________________, in favor of Allegro MicroSystems, LLC of Manchester, New Hampshire (the “Company”), and all related entities, corporations, partnerships and subsidiaries of the Company, as well as each of their current and former directors, insurers, officers, trustees, partners, successors in interest, representatives and agents.

WHEREAS, Executive’s employment by the Company has ended or will end on ____________, ____ (the “Termination Date”); and

WHEREAS, Executive wishes to provide the Company with a general release in exchange for the consideration to be provided by the Company to Executive pursuant to that certain Severance Agreement between Executive and the Company dated ____________, 20__ (the “Severance Agreement”).

NOW THEREFORE, in consideration of the commitments and mutual promises contained in this document, it is agreed as follows:

ONE: This Release shall constitute full accord and satisfaction of any and all claims which have been or could be raised by Executive and a covenant not to sue (as set forth in Paragraph THREE below).

TWO: In return for Executive’s releases under this Release, Allegro shall provide the following “Consideration” to Executive:

(a) The Severance Benefit defined in the Severance Agreement, which shall be an amount equal to __________________________.

(b) Company payment of COBRA medical insurance coverage for a period of time as specified in the Severance Agreement.

(c) Vesting and payment of certain AMI stock awards, appreciation rights, and/or units.

(d) Other commitments of the Company as set forth in the Severance Agreement.

THREE: In return for the Consideration to be provided by the Company to Executive, on behalf of Executive and his or her heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, and assigns, Executive promises not to sue, and Executive releases and gives up any claim he/she has or may have against, the Company or any of its current or former subsidiaries, affiliated companies, parent companies, shareholders, directors, officers, employees, agents, benefit plans, trustees or representatives, or their successors or assigns, including without limitation any claim under federal, state, or local law relating to Executive’s employment with the Company or the termination thereof, from the beginning of time up to and including the date of execution of this Release, including, but not limited to, any and all claims for breach of express or implied contract or any covenant of good faith and fair dealing; all claims for retaliation or violation of public policy; all claims for unpaid wages under the Massachusetts Wage Act or corresponding New Hampshire law; all claims arising under the Massachusetts and New Hampshire anti-discrimination in employment laws, the Massachusetts Civil Rights Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Sarbanes-Oxley, the Patriot Act, the Family and Medical Leave Act, or any other federal, state, or local laws relating to employment or benefits associated with employment; claims for emotional distress, mental anguish, personal injury, loss of consortium, and any and all claims that may be asserted on Executive’s behalf by others; any claim for wages, compensation, and expenses paid or unpaid during the term of Executive’s employment; and any claim for compensatory, punitive, or liquidated damages, interest, attorney’s fees, costs, or disbursements. Executive retains Executive’s rights under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for any accrued vested benefits under any retirement plan covering Executive’s employment, or rights to enforce the terms of this Release.

FOUR: Nothing contained in this Release of Claims shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that Executive hereby agrees to waive his or her right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by Executive or by anyone else on his or her behalf.

Executive further acknowledges, understands, and agrees that Executive has been paid all wages (including all base compensation and accrued vacation pay) to which Executive is or was entitled by virtue of Executive’s employment with the Company and that Executive is unaware of any facts or circumstances indicating that Executive may have an outstanding claim for unpaid wages.

FIVE: This Release, including without limitation the general release and covenant not to sue, applies to all claims due to anything arising before Executive signed this Release, including even those claims not presently known to Executive.

SIX: This Release sets forth the entire understanding between the parties pertaining to this subject matter except for the Severance Agreement. There is no other agreement, oral or written, which adds to or subtracts from this Release or the Severance Agreement or otherwise modifies them. In the event that any provision of this Release is held by any agency or court of competent jurisdiction to be illegal or invalid, the validity of the remaining provisions shall not be affected; and, the illegal or invalid provisions shall be reformed to the extent possible to be consistent with the other terms of this Release; and if they cannot be so reformed, then an invalid provision shall be deemed not to be a part of this Release.

SEVEN: This Release shall be interpreted under the laws of the State of New Hampshire.

EIGHT: Executive acknowledges that Executive received this Release on _________________, _____ and that Executive has been informed that Executive has twenty-one (21) days to review and consider this Release and also acknowledges that Executive has been advised of the right to consult legal advisors of Executive’s choosing with regard to this Release. Any modifications to the terms of this Release do not operate to extend the twenty-one (21) day time limit for Executive’s review of the Release. Executive may sign this Release prior to the expiration of the twenty-one (21) day deadline expressed above, and Executive affirms that if Executive does so prior to that date it is done according to Executive’s own free will. Executive understands that Executive may revoke this Release within seven (7) days after the date of Executive’s signature on this Release by sending written notice of his/her intent to revoke to the Company’s Senior Vice President of Human Resources, General Counsel, or its President via courier service on or before the expiration of that seven (7) day right of revocation. Executive acknowledges that this Release can be revoked only in its entirety and that once revoked no provision of this Release is enforceable. The Company will have no obligations under this Release until the eighth (8th) day after Executive’s signature on this Release.

NINE: EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS THIS RELEASE CONSISTING OF THREE PAGES. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE ENTERS INTO THIS RELEASE VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND WITHOUT PRESSURE OR COERCION. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS RELEASE.

IN WITNESS WHEREOF, Executive has executed this Release as of the date indicated below.

________________________________

[Name]

Dated: _________________________